================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Suiza Foods Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                            Suiza Foods Corporation
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                            SUIZA FOODS CORPORATION
                            3811 Turtle Creek Blvd.
                                  Suite 1300
                             Dallas, Texas  75219

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 14, 1998

     As a stockholder of Suiza Foods Corporation (the "Company"), you are hereby given notice of and invited to attend in person or by proxy the Annual Meeting of Stockholders of the Company (the "Meeting") to be held at the Dallas Museum of Art, Horchow Auditorium, 1717 North Harwood, Dallas, Texas 75201, on Thursday, May 14, 1998, at 10:30 a.m. local time, for the following purposes:

     1. To elect four Class III directors to serve until the expiration of their terms and until their successors are elected and qualified;

     2. To amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock, $.01 par value per share (the "Common Stock"), from 100,000,000 shares to 500,000,000 shares;

     3. To approve an increase in the number of shares of Common Stock authorized for issuance under the Suiza Foods Corporation 1997 Stock Option and Restricted Stock Plan from 3,000,000 shares to 4,000,000 shares;

     4. To ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 1998; and

     5. To transact such other business as may properly come before the Meeting and any adjournment(s) thereof.

     The Board of Directors has fixed the close of business on March 25, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Meeting and any adjournment(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the meeting.

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND, THE COMPANY DESIRES TO HAVE MAXIMUM REPRESENTATION AT THE MEETING AND RESPECTFULLY REQUESTS THAT YOU SIGN, DATE, AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE POSTAGE PAID ENVELOPE PROVIDED. NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A PROXY MAY BE REVOKED BY A STOCKHOLDER AT ANY TIME PRIOR TO ITS USE AS SPECIFIED IN THE ENCLOSED PROXY STATEMENT.

                                     By Order of the Board of Directors

                                     GREGG L. ENGLES
                                     Chairman of the Board and
                                     Chief Executive Officer
Dallas, Texas
April 15, 1998
                            YOUR VOTE IS IMPORTANT.
                   PLEASE SIGN, DATE AND RETURN PROMPTLY THE
           ENCLOSED PROXY CARD IN THE POSTAGE PAID ENVELOPE PROVIDED.

                            SUIZA FOODS CORPORATION
                            3811 Turtle Creek Blvd.
                                  Suite 1300
                             Dallas, Texas  75219

                          ___________________________

                                PROXY STATEMENT
                          ___________________________

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 14, 1998
                          ___________________________

     This Proxy Statement is furnished in connection with the solicitation by Suiza Foods Corporation (the "Company") of proxies to be voted at its Annual Meeting of Stockholders to be held at 10:30 a.m. on Thursday, May 14, 1998, at the Dallas Museum of Art, Horchow Auditorium, 1717 North Harwood, Dallas, Texas 75201 (the "Meeting") and at any adjournment(s) thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed Proxy Card was first mailed or given to stockholders on or about April 15, 1998.

     Any proxy may be revoked by a stockholder at any time prior to its use by execution of another proxy bearing a later date, by written notice to the Secretary of the Company at the address set forth above or by oral or written statement at the Meeting. Shares represented by any proxy properly executed and received prior to the Meeting will be voted at the Meeting in accordance with the proxy or, if the proxy does not specify, in accordance with the recommendation of the Board of Directors of the Company (the "Board").

     Stockholders of record at the close of business on March 25, 1998 (the "Record Date") are entitled to notice of and to vote at the Meeting. On the Record Date, the Company had 31,302,888 shares of common stock, par value $.01 per share (the "Common Stock"), outstanding. Each share of Common Stock outstanding on the Record Date is entitled to one vote on any matter submitted to the holders of Common Stock for a vote. Stockholders are not entitled to cumulate their votes in the election of directors.

     A quorum for the Meeting requires the presence in person or by proxy of stockholders entitled to cast a majority of the votes entitled to be cast at the Meeting. If a quorum is not present, the Meeting may be adjourned from time to time without further notice, if the time and place of the adjourned meeting are announced at the Meeting, until a quorum is obtained. Shares held by stockholders present at the meeting in person who do not vote on a particular matter, ballots marked "abstain" with respect to a matter and "broker nonvotes" that cannot be voted on a matter will be counted as present at the Meeting for quorum purposes, but will be deemed not to have been cast and will have no legal effect on the vote with respect to any such matter.

                    MATTERS TO BE BROUGHT BEFORE THE MEETING

PROPOSAL 1-ELECTION OF DIRECTORS

     The Board has proposed Alan J. Bernon, Gregg L. Engles, P. Eugene Pender and Joseph S. Hardin, Jr. as nominees for reelection as Class III directors to serve for three year terms and until their successors are elected and qualified. A plurality of the votes cast at the Meeting is required to elect each nominee. Shares represented by proxies will be voted for the election of the nominees named below unless authority to do so is withheld. If, at the time of the Meeting, a nominee should be unable to serve, the shares represented by a proxy may be voted for a substitute nominee to be designated by the Board. For information regarding each of the nominees, see "Executive Officers and Directors".

                       THE BOARD RECOMMENDS A VOTE "FOR"
                      EACH NOMINEE FOR CLASS III DIRECTOR.

PROPOSAL 2-APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Board has adopted, subject to stockholder approval, an amendment to the Company's Certificate of Incorporation to increase the Company's number of authorized shares of Common Stock from 100,000,000 shares to 500,000,000 shares.

     The additional Common Stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding Common Stock of the Company. Adoption of the proposed amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock of the Company, except for effects incidental to increasing the number of shares of the Company's Common Stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Common Stock. The Company's Common Stock has no preemptive rights. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company's Certificate of Incorporation with the Secretary of the State of Delaware.

     If the amendment to the Company's Certificate of Incorporation is approved, the increased number of authorized shares of Common Stock will be available for issuance, from time to time, for such purposes and consideration, and on such terms, as the Board may approve and no further vote of the stockholders of the Company will be sought, except as required by applicable law or by the rules of The New York Stock Exchange (the "NYSE"). Management believes that the limited number of currently authorized but unissued shares of Common Stock unduly restricts the Company's ability to respond to business needs and opportunities. The availability of additional shares of Common Stock for issuance will afford the Company flexibility in the future by assuring that there will be sufficient authorized but unissued shares of Common Stock for possible acquisitions, financing requirements, stock splits and other corporate purposes. The Company has no definite plans for the use of the Common Stock for which authorization is sought.

     Pursuant to the requirements of the NYSE, on which the Company's Common Stock is listed, stockholder approval is required (in addition to the initial authorization of the shares) for the issuance of Common Stock (or securities convertible into Common Stock) under certain circumstances. These circumstances include the issuance of a number of shares equal to or in excess of 20% of the number of shares outstanding before such issuance, the adoption of certain types of stock option or purchase plans or other arrangements in which stock may be acquired by officers or directors of the Company and issuances that would result in a change of control of the Company.

     The existence of additional authorized shares of Common Stock could have the effect of rendering more difficult or discouraging hostile takeover attempts. The Company is not aware of any existing or planned effort on the part of any party to accumulate material amounts of voting stock, or to acquire the Company by means of a merger, tender offer, solicitation of proxies in opposition to management or otherwise, or to change the Company's management, nor is the Company aware of any person having made any offer to acquire the voting stock or assets of the Company.

     In addition to the 30,992,085 shares of Common Stock outstanding at March 15, 1998, the Board has reserved an aggregate of 18,727,012 additional shares for future issuance, consisting of the following: (a) 4,558,731 shares reserved for issuance upon exercise of options granted under stock option and employee stock purchase plans adopted by the Company, of which options to purchase 2,077,920 shares are currently outstanding; (b) 2,650,707 shares reserved for issuance upon exercise of outstanding stock options granted under plans adopted by The Morningstar Group, Inc. ("Morningstar") and Country Fresh, Inc. ("Country Fresh"), which were assumed by the Company in connection with its acquisition of these companies; (d) 2,420,974 shares reserved for issuance in connection with the Company's pending acquisition of Continental Can Company, Inc. ("Continental Can"), including shares that will be issuable upon exercise of outstanding options under Continental Can's existing stock option plans; (e) 1,428,600 shares reserved for issuance upon conversion of the trust issued redeemable convertible preferred securities issued in connection with the Company's acquisition of Land-O-Sun Dairies, L.L.C. in February 1998; (f) 7,668,000 shares reserved for issuance upon conversion of the trust issued redeemable convertible preferred securities issued by the Company in a private placement in March 1998. Furthermore, for each share of Common Stock currently outstanding or reserved for issuance as set forth above, an additional share of Common Stock is reserved for issuance under the Rights Agreement between the Company and Harris Trust & Savings Bank, as Rights Agent, dated March 6, 1998. As a result, the Company currently has only 561,806 authorized but unissued and unreserved shares of Common Stock available for future issuance. Accordingly, the Company will not achieve the objectives of the proposed increase in shares available under the 1997 Stock Option and Restricted Stock Plan, which is described in Proposal 3 below, unless this proposal is also adopted.

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock will be required to approve this amendment to the Company's Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as votes against this proposal.

                   THE BOARD RECOMMENDS A VOTE "FOR" AMENDING
             THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE
                THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

PROPOSAL 3-APPROVAL OF INCREASE IN SHARES AVAILABLE UNDER 1997 STOCK OPTION AND
           RESTRICTED STOCK PLAN

     THE 1997 PLAN

     Effective as of February 24, 1997, the Board adopted the Suiza Foods Corporation 1997 Stock Option and Restricted Stock Plan (the "1997 Plan"), which was approved by the Company's stockholders at the Company's annual meeting held May 13, 1997. At a special meeting held on November 26, 1997, the Company's stockholders approved an increase in the number of shares of stock issuable under the Plan.

     General. The 1997 Plan provides for grants of stock options ("Options") and restricted stock ("Restricted Stock") to certain directors and to officers, key employees and consultants of the Suiza Foods and its subsidiaries. The 1997 Plan is administered by a committee of non-employee directors (the "Stock Option Committee") designated by the Board or by the entire Board as a whole.

     Shares Issuable Through the 1997 Plan. A total of 3,000,000 shares of Common Stock are currently authorized and reserved for issuance under the 1997 Plan upon the exercise of Options or grants of Restricted Stock. Proportionate adjustments will be made to the number of shares of the Common Stock subject to the 1997 Plan in the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the Common Stock. The Board or the Stock Option Committee may also provide additional anti-dilution protection to a participant under the terms of such participant's Option or Restricted Stock agreement. Shares of Common Stock subject to Options or Restricted Stock grants that are canceled, terminated or forfeited will again be available for issuance under the 1997 Plan. The Plan Amendment also clarifies that in no event may any optionee be granted Options with respect to more than 4,000,000 shares of Common Stock in any calendar year. Options that lapse or are canceled or forfeited continue to count against this limit, and a repriced Option is treated as if it had been canceled and a new Option granted.

     The Stock Option Committee and the Board have granted 2,130,400 Stock Options under the 1997 Plan as of March 15, 1998. Approval of the proposed amendment to the 1997 Plan (the "Plan Amendment") will increase the number of shares of Common Stock authorized for issuance under the 1997 Plan from 3,000,000 shares to 4,000,000 shares.

     Administration of the 1997 Plan. The Board or the Stock Option Committee administers the 1997 Plan and has authority to select the participants that will be granted Options and Restricted Stock, to terminate the plan or accelerate vesting of Options and Restricted Stock to determine the nature, extent, timing, exercise price, vesting and duration of Options and Restricted Stock, to prescribe all other terms and conditions consistent with the 1997 Plan, to interpret the 1997 Plan, to establish any rules or regulations relating to the 1997 Plan that it determines to be appropriate, and to make any other determination that it believes necessary or advisable for the proper administration of the 1997 Plan.

     Stock Options and Restricted Stock. From time to time, the Chief Executive Officer of the Company will recommend to the Board or the Stock Option Committee individuals he or she believes should receive Options or Restricted Stock grants, the amount of shares of Common Stock he or she believes should be subject to such Option or Restricted Stock grant, and, with respect to any recommended Option, whether the Option should be a qualified or nonqualified option. The Board or the Stock Option Committee will consider, but need not accept, the Chief Executive Officer's grant recommendations. Each non-employee director of the Company or its subsidiaries will receive nonqualified options to purchase 7,500 shares of Common Stock on each June 30 that such director serves on the Board; provided, that such number will be reduced to the extent (if any) that such director receives options on such date under an automatic grant pursuant to Suiza Food's 1995 Stock Option and Restricted Stock Plan (the "1995 Plan"). As of December 31, 1997, a total of approximately 7,050 employees of the Company, including all of its officers and directors, are eligible to participate in the 1997 Plan.

     The Board or the Stock Option Committee may grant nonqualified stock options or incentive stock options to purchase shares of Common Stock. The Board or the Stock Option Committee will determine the number and exercise price of the Options, and the time or times that the Options become exercisable, provided that an Option exercise price may not be less than the fair market value of the Suiza Common Stock on the date of grant. The Board or the Stock Option Committee may award shares of Restricted Stock without requiring the payment of cash consideration for such shares. The term of an Option will also be determined by the Board or the Stock Option Committee, provided that the term of a qualified Option may not exceed 10 years. The 1997 Plan provides that each grant of Options or Restricted Stock will vest in accordance with the applicable Option or

Restricted Stock agreement. The Option exercise price may be paid in cash, or, at the Company's option, in shares of Common Stock.

     Termination of Employment. If a participant dies or becomes disabled, all vested Options may be exercised at any time within one year (or their remaining term of the Option, if less). If a participant ceases to be a Suiza Foods' employee for any other reason, he or she must exercise any vested Options within ninety days.

     Amendments to the 1997 Plan. The Board or the Stock Option Committee may amend or discontinue the 1997 Plan at any time subject to certain restrictions set forth in the 1997 Plan. Stockholder approval is required for amendments to the extent provided by the Code, as well as stock exchange listing requirements. Except in limited circumstances, no amendment or discontinuance may adversely affect any previously granted Option or Restricted Stock award without the consent of the recipient thereof.

     FEDERAL INCOME TAX CONSEQUENCES

     The following general description of federal income tax consequences is based upon current statutes, regulations and interpretations and does not purport to be complete. Reference should be made to the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). There also may be state, local and foreign income tax consequences applicable to transactions involving Options or Restricted Stock. In addition, the following description does not address specific tax consequences applicable to an individual participant who receives an incentive Option and does not address special rules that may be applicable to directors and officers.

     Stock Options. Under existing federal income tax provisions, a participant who receives stock options will not normally realize any income, nor will the Company normally receive any deduction for federal income tax purposes, upon the grant of an Option.

     When a nonqualified stock option granted pursuant to the 1997 Plan is exercised, the employee generally will realize ordinary income (compensation) measured by the difference between the aggregate purchase price of the Common Stock as to which the option is exercised and the aggregate fair market value of the Common Stock on the exercise date, and the Company generally will be entitled to a deduction in the year the Option is exercised equal to the amount the employee is required to treat as ordinary income. Any taxable income recognized in connection with a nonqualified stock option exercised by an optionee who is also an employee of the Company will be subject to tax withholding by the Company. The basis for determining gain or loss upon a subsequent disposition of Common Stock acquired upon the exercise of a nonqualified stock option will be the purchase price paid to the Company for the Common Stock increased by an amount included in the optionee's taxable income resulting from the exercise of such option. The holding period for determining the maximum tax rate applicable to gain on such disposition begins on the date on which the optionee acquires the Common Stock.

     An employee generally will not recognize any income upon the exercise of an incentive stock option, but the exercise may, depending on particular factors relating to the employee, subject the employee to the alternative minimum tax. An employee will recognize capital gain or loss in the amount of the difference between the exercise price and the sale price on the sale or exchange of stock acquired pursuant to the exercise of an incentive stock option, provided that the employee does not dispose of such stock within two years from the date of grant or one year from the date of exercise of the incentive stock option (the "Required Holding Periods"). An employee disposing of such shares before the expiration of the Required Holding Periods will recognize ordinary income equal to the lesser of (i) the difference between the option price and the fair market value of the stock on the date of exercise, or (ii) the total amount of gain realized. The maximum federal income tax rate on the remaining gain or loss generally depends on how long the shares are held. Suiza Foods will not be entitled to a federal income tax deduction in connection with the exercise of an incentive stock option, except where the employee disposes of the shares of Common Stock received upon exercise before the expiration of the Required Holding Periods.

     Restricted Stock. A restricted stock award is not currently taxable income to a participant for so long as the stock is subject to a substantial risk of forfeiture and cannot be transferred free of a substantial risk of forfeiture. The participant will generally be taxed on compensation income equal to the fair market value of the stock on the date the restrictions on the shares creating a substantial risk of forfeiture lapse.

     The participant may elect under Section 83(b) of the Code, however, to be taxed immediately on the value of the shares awarded as of the date of grant. Such an election must be made within 30 days after the award of shares and must be filed with the Internal Revenue Service. If the participant makes the
Section 83(b) election and subsequently forfeits his or her shares, no deduction is permitted with respect to the forfeiture.

     The participant's tax basis in shares acquired through a stock award equals the amount of compensation income recognized upon vesting (or upon grant, in the case of a Section 83(b) election). Generally, if the participant subsequently sells the shares, any gain or loss will be capital.

     REASONS FOR PROPOSAL

     The 1997 Plan is designed to attract and retain the best available personnel for positions of substantial responsibility and to provide incentives to such personnel to promote the success of the business of the Company. The Company is recommending the Plan Amendment in order to ensure that sufficient shares are available under the 1997 Plan to reward and motivate existing employees and to attract new employees in the future, particularly in light of the rapid growth experienced by the Company.

     The affirmative vote of the holders of a majority of the total votes cast with respect to the Plan Amendment is required to approve the Plan Amendment. Stockholder approval is also required in order for the expense associated with the exercise of nonqualified stock options by the Named Executive Officers (as defined below) to be fully deductible by the Company for federal income tax purposes. In addition, approval of the proposal to increase the authorized number of shares of Common Stock, which is described under Proposal 2 above, is also required in order to allow the Company to achieve the benefits of the Plan Amendment by granting additional Options and Restricted Stock under the 1997 Plan.

     INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

     In considering whether to vote for approval of the Plan Amendment, stockholders should be aware that each of the directors and executive officers will be eligible for Option grants and Restricted Stock awards under the 1997 Plan.

                    THE SUIZA BOARD UNANIMOUSLY RECOMMENDS
                    THAT THE SUIZA STOCKHOLDERS VOTE "FOR"
                        APPROVAL OF THE PLAN AMENDMENT.

PROPOSAL 4-RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS.

     Deloitte & Touche LLP, independent certified public accountants, served as independent auditors for the Company for the fiscal year ended December 31, 1997 and has reported on the Company's financial statements. The Board, upon the recommendation of the Audit Committee, has selected Deloitte & Touche LLP as the Company's independent auditors for fiscal year 1998 and recommends that the stockholders ratify this selection. The Board has been advised that Deloitte & Touche LLP has no relationship with the Company or its subsidiaries.

     A representative of Deloitte & Touche LLP is expected to be present at the Meeting, will have an opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions.

     Stockholder ratification is not required for the selection of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 1998 because the Board has responsibility for selection of the Company's independent auditors. The selection is being submitted for ratification with a view toward soliciting the opinion of stockholders, which opinion will be taken into consideration in future deliberations.

                       THE BOARD RECOMMENDS A VOTE "FOR"
                   THE RATIFICATION OF DELOITTE & TOUCHE LLP
                     AS THE COMPANY'S INDEPENDENT AUDITORS.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information believed by the Company to be accurate based on information provided to it concerning the beneficial ownership of Common Stock by: (i) each stockholder who is known by the Company to own beneficially in excess of 5% of the outstanding Common Stock; (ii) each director or nominee for director of the Company; (iii) each executive officer named in the Summary Compensation Table; and (iv) all executive officers and directors as a group, as of March 15, 1998.


                                                             NUMBER OF SHARES OF
       BENEFICIAL OWNER                                         COMMON STOCK          PERCENT OF CLASS (1)
       ---------------                                          ------------          --------------------
Gregg L. Engles..................................               1,702,039(2)                 5.4%
Cletes O. Beshears...............................                 207,637(3)                  *
Hector M. Nevares................................                 438,805(4)                 1.4
G. Irwin Gordon..................................                   2,000                     *
William P. Brick.................................                 247,017(5)                  *
L. Hollis Jones..................................                 279,800(6)                  *
Tracy L. Noll....................................                 128,905(7)                  *
Darron K. Ash....................................                  93,600(6)                  *
William L. Estes.................................                       -                     -
Joseph B. Armes..................................                  25,250(6)                  *
J. Michael Lewis.................................                       -                     -
Alan J. Bernon...................................                 148,700                     *
Stephen L. Green.................................                   8,057(8)                  *
Robert L. Kaminski...............................                 536,646                    1.7
David F. Miller..................................                  76,835                     *
John R. Muse.....................................                  21,250(6)                  *
Delton  C. Parks.................................                 233,431(9)                  *
P. Eugene Pender.................................                  19,163(10)                 *
Robert Piccinini.................................                  14,970(11)                 *
Jim L. Turner....................................                  37,851(6)                  *
Joseph S. Hardin, Jr.............................                   2,000                     -
Pilgrim Baxter & Associates, Ltd.................               2,316,205(12)                7.5
John Hancock Mutual Life Insurance Co............               2,271,742(13)                7.3
Scudder Kemper Investments, Inc..................               1,592,318(14)                5.1
All executive officers and directors as a
      as a group (20 persons)....................               4,221,955(15)               12.9

-------------------------
*    Less than 1%

(1) Percentages are based on 30,992,085 shares of Common Stock outstanding as of March 15, 1998, plus the total number of outstanding options held by a particular individual that are exercisable within 60 days.
(2) Includes 464,867 shares subject to options that are exercisable within 60 days. Mr. Engles' address is 3811 Turtle Creek Blvd., Suite 1300, Dallas, Texas 75219.
(3) Includes 158,865 shares subject to options that are exercisable within 60 days.
(4) Includes 69,264 shares held by Neva Holdings, Inc., a company wholly owned by Mr. Nevares and his family, and 97,950 shares subject to options that are exercisable within 60 days.

(5) Includes 237,667 shares subject to options that are exercisable within 60 days.
(6) Consists entirely of shares subject to options that are exercisable within 60 days.
(7) Includes 121,558 shares subject to options that are exercisable within 60 days.
(8) Includes 7,500 shares subject to options that are exercisable within 60 days.
(9) Includes 229,068 shares subject to options that are exercisable within 60 days.
(10) Includes 3,950 shares owned indirectly through entities controlled by Mr. Pender and 14,400 shares subject to options that are exercisable within 60 days.
(11) Includes 14,400 shares subject to options that are exercisable within 60 days.
(12) Consists of 1,761,790 shares as to which Pilgrim Baxter & Associates, Ltd. ("Pilgrim Baxter") has sole voting and dispositive power and 554,415 shares as to which Pilgrim Baxter has sole dispositive power and shared voting power. Pilgrim Baxter's address is 825 Duportail Road, Wayne, Pennsylvania 19087.
(13) Consists of 1,723,267 shares held by John Hancock Mutual Life Insurance Company ("John Hancock") and 548,475 shares held by John Hancock Advisers, Inc., an indirect, wholly owned subsidiary of John Hancock. John Hancock's address is John Hancock Place, P.O. Box 111, Boston, Massachusetts 02117.
(14) Consists of 262,150 shares as to which Scudder Kemper Investments, Inc. ("Scudder") has sole voting and dispositive power, 888,000 shares as to which Scudder has sole dispositive power and shared voting power and 442,168 shares as to which Scudder has sole dispositive power but no voting power. Scudder's address is 345 Park Avenue, New York, New York 10154.
(15) Includes a total of 1,825,575 shares subject to options held by the executive officers and directors that are exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors and persons who own more than ten percent (10%) of a registered class of the Company's equity securities (collectively, the "Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. The Company believes that all filings required to be made by the Reporting Persons during the fiscal year ended December 31, 1997 were made on a timely basis.

                        EXECUTIVE OFFICERS AND DIRECTORS

       The following table sets forth certain information concerning the executive officers and directors of the Company as of February 27, 1998.

           NAME                  AGE              POSITION WITH THE COMPANY
           ----                  ---              -------------------------

Gregg L. Engles (1) (2)......     40  Chairman of the Board and Chief Executive Officer
Cletes O. Beshears (2).......     71  Vice Chairman of the Board
Hector M. Nevares (2)........     47  Vice Chairman of the Board
G. Irwin Gordon..............     47  President and Chief Operating Officer
William P. Brick.............     46  President of Suiza Dairy Group, Executive Vice President
                                      and Assistant Secretary
Tracy L. Noll................     49  Executive Vice President, Chief Financial Officer, Chief
                                      Administrative Officer and Secretary
Darron K. Ash................     33  Vice President  Integration/Synergies, Chief Financial
                                      Officer of Morningstar Division and Assistant Secretary
William L. Estes.............     50  President and Chief Operating Officer  Suiza Plastics Group
Joseph B. Armes..............     36  Executive Vice President, General Counsel and Assistant
                                      Secretary
J. Michael Lewis.............     48  Vice President, Treasurer and Assistant Secretary
Alan J. Bernon (1)...........     43  Director
Stephen L. Green (3)(4)(5)...     46  Director
Joseph S. Hardin, Jr. (1)         52  Director
Robert L. Kaminski...........     47  Director
David F. Miller..............     68  Director
John R. Muse.................     47  Director
Delton C. Parks..............     58  Director
P. Eugene Pender (1)(3)(4)(5)     66  Director
Robert Piccinini.............     55  Director
Jim L. Turner................     51  Director

------------------

(1)  Nominee for Class III Director.
(2)  Member of the Executive Committee of the Board.
(3)  Member of the Audit Committee of the Board.
(4)  Member of the Compensation Committee of the Board.
(5)  Member of the Stock Option Committee of the Board.

     Gregg L. Engles. Mr. Engles joined the Company in October 1994 as Chairman of the Board and Chief Executive Officer. Prior to the formation of the Company, Mr. Engles served as Chairman of the Board and Chief Executive Officer of Reddy Ice, Chairman of the Board of Suiza-Puerto Rico, and Chairman of the Board of Velda Farms. Mr. Engles is a director of Talton Holdings, Inc.

     Cletes O. Beshears. Mr. Beshears joined the Company in October 1994 as director, President and Chief Operating Officer. In July 1997, Mr. Beshears became Vice Chairman of the Board. Mr. Beshears relinquished the title of Chief Operating Officer in October 1996 and President in June 1997. Mr. Beshears served as President and Chief Executive Officer of Velda Farms from April 1994 to April 1995. From March 1988 to April 1994, Mr. Beshears provided consulting services to companies pursuing acquisitions of dairy companies.

From 1980 to 1988, Mr. Beshears served as Vice President of The Southland Corporation and Chief Operating Officer of its Dairy Group. From 1965 to 1980, Mr. Beshears served as Division Manager of several of The Southland Corporation's regional dairies, including Velda Farms.

     Hector M. Nevares. Mr. Nevares joined the Company as a director in October 1994. Mr. Nevares served as President of Suiza-Puerto Rico from June 1983 until September 1996, having served in additional executive capacities at Suiza-Puerto Rico since June 1974. In September 1996, Mr. Nevares became Vice Chairman of the Board. Mr. Nevares is a director of First Federal Savings Bank, a public company, in San Juan, Puerto Rico.

     G. Irwin Gordon. Mr. Gordon joined the Company in September 1997 as Executive Vice President and Chief Marketing Officer. In February 1998, Mr. Gordon became President and Chief Operating Officer of the Company. Prior to joining the Company, Mr. Gordon served in various capacities for PepsiCo, Inc. beginning in March 1983, including most recently as Senior Vice President Global Branding, from May 1996 until August 1997, Senior Vice President Marketing from September 1992 until April 1996, and Region President Southern Europe from November 1991 until August 1992. Prior to joining PepsiCo in 1983, Mr. Gordon served in various capacities for Kellogg Company.

     William P. Brick. Mr. Brick joined the Company in July 1996 as Executive Vice President. In October 1996, Mr. Brick became Chief Operating Officer of the Company, and in July 1997 became President of the Company. Prior to joining the Company, Mr. Brick served as Vice President--Sales and Marketing for the Metropoulos Management Group from February 1996 until June 1996. From August 1995 until January 1996, Mr. Brick served as Vice President--Sales and Marketing for Ultra Products. From April 1995 until August 1995, Mr. Brick owned and operated a private golf course in Ontario, Canada. Mr. Brick served in various marketing capacities, including Vice President of Sales, for The Morningstar Group, Inc. from October 1991 until December 1994. From 1988 until August 1991, Mr. Brick served in various marketing capacities for Palm Dairies Inc. in Calgary, Alberta.

     Tracy L. Noll. Mr. Noll joined the Company in October 1994 as Vice President, Chief Financial Officer and Secretary. In November 1997, Mr. Noll became Executive Vice President and Chief Administrative Officer. Prior to joining the Company, Mr. Noll served as Controller of Foxmeyer Corporation from June 1994 until September 1994. From March 1988 until June 1994, Mr. Noll served as Vice President and Chief Financial Officer of The Morningstar Group Inc.

     Darron K. Ash. Mr. Ash joined the Company in November 1997 in connection with the Morningstar merger. From October 1994 until December 1995, Mr. Ash was Vice President and Chief Financial Officer of Morningstar. From October 1994 until November 1995, Mr. Ash served as Corporate Controller of Morningstar. Prior to joining Morningstar, Mr. Ash was a manager for Arthur Andersen LLP.

     William L. Estes. Mr. Estes joined the Company in February 1998. From November 1996 until February 1998, Mr. Estes served as President and Chief Operating Officer of McKesson Corporation's McKesson Carrollton operations. From December 1993 until November 1996, Mr. Estes served in various capacities with Foxmeyer Health Corporation, most recently as President and Chief Operating Officer. Prior to joining Foxmeyer, Mr. Estes served as Vice President and Chief Operating Officer of The Body Shop, Inc. from October 1991 until December 1993. For the period from 1983 until 1991, Mr. Estes served in various capacities with PepsiCo, Inc., primarily with its Frito-Lay, Inc. subsidiary.

     Joseph B. Armes. Mr. Armes joined the Company in November 1997 in connection with the Morningstar merger. From October 1996 until October 1997, Mr. Armes served as Vice President and General

Counsel of Morningstar. From 1991 until October 1996, he was associated with the law firm of Weil, Gotshal & Manges LLP.

     J. Michael Lewis. Mr. Lewis joined the Company in December 1997 as Vice President, Treasurer and Assistant Secretary. From August 1994 until October 1997, Mr. Lewis served as Senior Vice President and Treasurer of Columbus Realty Trust, a public real estate investment trust. From January 1981 until July 1994, Mr. Lewis served as Executive Vice President and Treasurer of Southland Financial Corporation, and in the management of its successors thereto.

     Alan J. Bernon. Mr. Bernon was elected to the Board in August 1997, following the Company's acquisition of the Garelick Companies. From September 1985 until July 1997, Mr. Bernon served as President of the Garelick Companies.

     Stephen L. Green. Mr. Green was elected to the Board in October 1994. Mr. Green has served as a General Partner of Canaan Capital Partners, L.P., the general partner of Canaan Capital Limited Partnership and Canaan Capital Offshore Limited Partnership, C.V., principal stockholders of the Company, since November 1991. From October 1985 until November 1991, Mr. Green served as Managing Director of GE Capital Corporation's Corporate Finance Group. Mr. Green is a director of Chartwell Re Corporation and CapMAC Holdings Inc., each of which is a public company.

     Joseph S. Hardin, Jr. Mr. Hardin has been nominated for election as a Class III director of the Company. Since May 1997, Mr. Hardin has served as Chief Executive Officer of Kinko's, Inc., which provides business services through more than 850 retail locations worldwide. From 1986 to April 1997, Mr. Hardin held a variety of positions with increasing responsibility at Wal-Mart Stores, Inc., most recently as an Executive Vice President and as the President and Chief Executive Officer of SAM's Club, the wholesale division of Wal-Mart Stores, Inc.

     Robert L. Kaminski. Mr. Kaminski was elected to the Board in November 1994. Mr. Kaminski has served as President of Robert Kaminski Interests, Inc. since 1984 and has been a principal in KECC since 1988. Robert Kaminski Interests, Inc. and KECC are both investment banking and consulting firms.

     David F. Miller. Mr. Miller was elected to the Board in March 1997. Prior to his retirement in 1990, Mr. Miller served as Vice Chairman of the Board and Chief Operating Officer of J.C. Penney, Inc. ("J.C. Penney") since 1987. At the time of his retirement, Mr. Miller had served in various capacities for J.C. Penney for a total of 37 years. Mr. Miller is a director of Winn-Dixie Stores, Inc.

     John R. Muse. Mr. Muse was elected to the Board in November 1997, in connection with the Company's merger with Morningstar. Mr. Muse co-founded Hicks, Muse, Tate & Furst Incorporated in 1989 and has recently been named Chief Operating Officer. Prior to the formation of Hicks Muse, Mr. Muse headed the investment/merchant banking activities of Prudential Securities for the southwest region of the United States from 1984 to 1989. Mr. Muse is Chairman of Atrium Companies, Inc. and Hat Brands, Inc. and serves as director of Olympus Real Estate Corporation, Arnold Palmer Golf Management Co. and Sunrise Television Corp.

     Delton C. Parks. Mr. Parks was elected to the Board in November 1997, following the Company's acquisition of Country Fresh. From 1980 until October 1997, Mr. Parks served as President and Chief Executive Officer of Country Fresh.

     P. Eugene Pender. Mr. Pender was elected to the Board in October 1994. Prior to his retirement in December 1987, Mr. Pender served as Vice President and Controller of The Southland Corporation. Thereafter, Mr. Pender served as a consultant to The Southland Corporation until March 1991.

     Robert Piccinini. Mr. Piccinini was elected to the Board in November 1995, and his service as a director will end following the Annual Meeting. Mr. Piccinini has served as Chairman of the Board and Chief Executive Officer of Save Mart Supermarkets since 1985. Prior to 1985, Mr. Piccinini served in a number of capacities at Save Mart, including President from 1981 to 1985 and Vice President from 1971 to 1981.

     Jim L. Turner. Mr. Turner was elected to the Board in November 1997, in connection with the Morningstar merger. Since March 1985, Mr. Turner has served as the Chairman, President and Chief Executive Officer of Dr Pepper Bottling Holdings, Inc. and Dr Pepper Bottling Company of Texas. Mr. Turner is a director of All American Bottling Corporation.

BOARD OF DIRECTORS AND MEETINGS

     The Board is divided into three classes serving staggered three-year terms. Directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for such class expires and will serve for three years. If elected at the Annual Meeting, the terms of Alan J. Bernon, Gregg L. Engles, P. Eugene Pender and Joseph S. Hardin, Jr. will expire at the 2001 annual meeting; the terms of John R. Muse, Delton C. Parks, Robert L. Kaminski and Stephen L. Green will expire at the 1999 annual meeting; and the terms of Cletes O. Beshears, David F. Miller, Hector M. Nevares and Jim L. Turner will expire at the 2000 annual meeting.

     The business of the Company is managed under the direction of the Board. The Board meets during the Company's fiscal year to review significant developments affecting the Company and to act on matters requiring Board approval. The Board held six meetings during the fiscal year ended December 31, 1997. All of the Company's directors participated in each meetings, except that Mr. Piccinini was unable to attend two meetings and Mr. Kaminski was unable to attend one meeting. The Board also acted by unanimous written consent on five occasions.

COMMITTEES OF THE BOARD

     The Board has established Audit, Compensation and Stock Option Committees, which devote attention to specific subjects and assist the Board in the discharge of its responsibilities. The functions of each committee and its current members are described below.

     Audit Committee. The Audit Committee consists of at least two members appointed by the Board from directors, a majority of whom are neither officers nor employees of the Company or its subsidiaries. The Audit Committee recommends to the Board the appointment of a firm of independent certified public accountants to conduct audits of the books, records and accounts of the Company and monitors the performance, findings and reports of, and approves the fee arrangement with the independent certified public accountants. The Audit Committee also reviews accounting objectives and procedures of the Company and makes reports and recommendations to the Board as it deems appropriate. The Audit Committee currently consists of Mr. Pender (chairman) and Mr. Green. The Audit Committee held one formal meeting during the fiscal year ended December 31, 1997.

     Compensation Committee. The Compensation Committee consists of two members of the Board who are neither officers nor employees of the Company. The Compensation Committee determines the compensation of the Chief Executive Officer and, with the assistance of management, of senior executive employees of the

Company (including salary, bonus and benefits). The Compensation Committee will also administer the Purchase Plan, if such plan is approved by the stockholders herein. The Compensation Committee currently consists of Mr. Pender (chairman), Mr. Green and Mr. Muse. The Compensation Committee held two formal meetings during the fiscal year ended December 31, 1997.

     Stock Option Committee. The Stock Option Committee consists of three members, Messrs. Pender, Green and Muse, none of whom are employees or officers of the Company. The Stock Option Committee administers all of the Company's stock option and restricted stock plans (collectively, the "Stock Option Plans"). In general, the Stock Option Committee construes, interprets and administers the Stock Option Plans and the provisions of the options granted thereunder, prescribes and amends rules for the operation of the Stock Option Plans and makes all other determinations necessary or advisable for implementation and administration of the Stock Option Plans. The Stock Option Committee has full and final authority to select the key employees to whom awards are granted, the number of shares of Common Stock subject to awards and the terms of awards, including the exercise price and vesting period of options. During the fiscal year ended December 31, 1997, the Stock Option Committee held one formal meeting and acted by unanimous consent on several occasions.

COMPENSATION OF DIRECTORS

     The Company pays its unaffiliated outside directors an annual fee of $15,000, payable quarterly, plus a fee of $1,000 for each board meeting attended. The Company also pays its unaffiliated outside directors $1,000 annually for serving on a board committee and an additional $2,000 annually for chairing any such committee. The Company reimburses its directors for expenses incurred in attending board and committee meetings.

     Directors are eligible to receive stock options and restricted stock awards pursuant to the 1995 Plan and the 1997 Plan, and in certain cases may elect to receive grants of restricted stock with a value on the date of grant equal to 150% of the cash compensation described above. During 1997, Messrs. Green, Miller, Pender and Piccinini received grants of 557, 471, 813 and 570 shares of Common Stock, respectively, pursuant to the 1997 Plan in lieu of cash compensation.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the annual cash compensation paid or accrued by the Company to its Chief Executive Officer and its other four and most highly compensated executive officers for the year ended December 31, 1997 (collectively, the "Named Executive Officers"). Each of these individuals other than Mr. Nevares receives compensation from Suiza Management Corporation, a wholly owned subsidiary of the Company. Mr. Nevares, who was formerly the President of the Company's Puerto Rico dairy subsidiaries (collectively, "Suiza-Puerto Rico"), receives compensation from Suiza-Puerto Rico.

                                                                                         LONG TERM
                                               ANNUAL COMPENSATION                      COMPENSATION
                                        -------------------------------      ----------------------------------
                                                           OTHER ANNUAL      RESTRICTED           SHARES
           NAME AND                                        COMPENSATION         STOCK           UNDERLYING
      PRINCIPAL POSITION         YEAR   SALARY    BONUS        $ (1)          AWARDS (#)      OPTION GRANTS (#)
-------------------------------- ----  --------  --------  ------------      -----------      -----------------

Gregg L. Engles................  1997  $500,000  $600,000         --              --             353,000
 Chairman of the Board and       1996   420,000   210,000         --              --              13,800
 Chief Executive Officer

Hector M. Nevares..............  1997   317,250   288,000         --              --              60,000
 Vice Chairman of   the Board    1996   294,000    97,020         --              --               5,175

William P. Brick...............  1997   305,000   291,000         --              --             213,000
 President of Suiza Dairy        1996   241,817   106,590         --           6,250              50,000
 Group and Executive Vice
 President

L. Hollis Jones................  1997   225,000   200,000   1,369,785 (2)         --             108,375
 Former President and Chief      1996   169,231   200,000         --              --             170,000
 Operating Officer

Tracy L. Noll..................  1997   210,000   168,000         --              --              73,000
 Executive Vice President and    1996   170,000    70,000         --              --               6,900
 Chief Financial Officer

-------------------

(1) Except as indicated, none of the Named Executive Officers received any other compensation, except for perquisites and other personal benefits that did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.
(2) Consists of special bonuses paid to Mr. Jones by Morningstar in connection with the Company's acquisition of Morningstar in November 1998.

     During 1997, options to purchase an aggregate of 1,489,933 shares of Common Stock at fair market value as of the date of grant were granted under the Company's Stock Option Plans, and options to purchase an additional 1,243,096 were granted under Morningstar's 1997 stock option plan, which was assumed by the Company in connection with its acquisition of Morningstar. The following table provides information regarding stock options granted during 1997 to the Named Executive Officers.

                                                OPTION GRANTS DURING 1997
                                                     INDIVIDUAL GRANTS
                                   ----------------------------------------------------         POTENTIAL REALIZABLE
                                                   % OF TOTAL                                     VALUE AT ASSUMED
                                    NUMBER OF       OPTIONS                                     ANNUAL RATES OF STOCK
                                   SECURITIES      GRANTED TO                                   PRICE APPRECIATION FOR
                                   UNDERLYING      EMPLOYEES     EXERCISE                           OPTION TERM (1)
                                    OPTIONS         DURING        PRICE      EXPIRATION       ---------------------------
NAME                                GRANTED (#)      1997       ($/SHARE)       DATE              5%              10%
-----------------------------    --------------   -----------   ---------    ----------       ----------      -----------
Gregg L. Engles..............         53,000         1.9%         $20.25       01/01/07       $  674,961      $ 1,710,484
                                     300,000        11.0           29.25       05/13/07        5,518,550       13,985,090

Hector M. Nevares............         60,000         2.2           29.25       05/13/07        1,103,710        2,797,018

William P. Brick.............         13,000         0.5           20.25       01/01/07          165,557          419,553
                                     200,000         7.3           29.25       05/13/07        3,679,034        9,323,393

L. Hollis Jones..............        127,500         4.7           27.06       04/25/07        2,169,781        5,498,651

Tracy L. Noll................         13,000         0.5           20.25       01/01/07          165,557          419,553
                                      60,000         2.2           29.25       05/13/07        1,103,710        2,797,018

--------------
(1) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission. The actual value, if any, that an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive officer will be at or near the assumed 5% or 10% levels.

     The following table provides information regarding the exercise of stock options during 1997 and the year-end option values.

            AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

                                                               NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS AT
                                  SHARES                      OPTIONS AT YEAR END (#)                YEAR END ($)(2)
                                ACQUIRED ON     VALUE      -----------------------------       ----------------------------
NAME                            EXERCISE (#)  REALIZED(1)  EXERCISABLE     UNEXERCISABLE       EXERCISABLE    UNEXERCISABLE
---------------------------    -------------  -----------  -----------     -------------       -----------    -------------
Gregg L. Engles............         --            --         336,600          168,200          $11,647,508       $6,414,646
Hector M. Nevares..........         --            --          72,725           26,950            2,587,431        1,062,206
William P. Brick...........         --            --         176,667           86,333            5,388,333        3,083,917
L. Hollis Jones............         --            --         306,000               --           12,333,160               --
Tracy L. Noll..............       25,000       $696,000       77,050           55,475            2,793,947        2,302,419

---------------------

(1) Reflects the actual prices at which shares were sold in the market on the date of exercise, less the exercise price applicable to such shares.

(2) The value of in-the-money options at year-end is based on the fair market value of $58.50 per share of Common Stock, which was the closing price for the Company's Common Stock on December 31, 1997, as reported on the New York Stock Exchange.

EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

     The Company entered into an employment agreement with Mr. Engles in March 1995, pursuant to which Mr. Engles serves as Chairman of the Board and Chief Executive Officer of the Company. The employment agreement originally provided that Mr. Engles would receive an annual base salary of $420,000, as well as incentive cash bonuses. The Board is required to review cash compensation arrangements for Mr. Engles annually and to provide for such increases as may be warranted in accordance with the Company's policies. Mr. Engles' employment agreement was amended during 1997 to increase his base salary to $500,000. The agreement had an initial term of three years, but has been extended until March 31, 1999. The agreement may be terminated by the Company prior to completion of the term upon the death or disability of Mr. Engles, "with cause", or in the event Mr. Engles materially breaches the agreement. As defined in the agreement, the term "with cause" means any termination of the employee for: (i) commission of an act of fraud or embezzlement against the Company; (ii) conviction of a felony or a crime involving moral turpitude; (iii) gross negligence or willful misconduct in performing the employee's duties; or (iv) breach of fiduciary duty in connection with the employee's employment. Mr. Engles' employment agreement also contains a two-year noncompetition provision, which applies if he is terminated with cause or if he materially breaches the agreement.

     Hector M. Nevares serves as Vice Chairman of the Board and receives an annual base salary of $320,000 and an annual bonus equal to 45% of his base salary, pursuant to an employment agreement entered into in December 1993 and as subsequently amended. Mr. Nevares may earn up to an additional 27% (or a combined maximum of up to 60%) of his annual base salary if certain minimum levels of operating income are met at Suiza-Puerto Rico. Based on operating income at Suiza-Puerto Rico during 1997, Mr. Nevares received an incentive cash bonus of $288,000 for 1997. The Company is required to review Mr. Nevares' cash compensation arrangements annually and provide for such increases as may be warranted in accordance with the Company's policies. The agreement had an initial term expiring on December 15, 1996, but has been extended until March 31, 1999. This Agreement is terminable by the Company prior to the completion of its term only upon the death or disability of Mr. Nevares or "for cause". As defined in Mr. Nevares' employment agreement, the term "for cause" means any termination of the employee for: (i) misconduct or action damaging or detrimental to the Company; (ii) engaging in conduct that would constitute a crime; (iii) the use, possession, sale, transportation, distribution or being under the influence of a controlled substance other than as prescribed by a licensed physician; or (iv) misappropriation of the Company's funds or conviction of a crime involving a felony. Mr. Nevares' employment agreement contains a five-year non-compete provision, which applies upon termination of his employment agreement for any reason.

     In March 1998, Mr. Jones resigned as an officer of the Company and agreed to become an exclusive consultant to the Company, for a term of one year, focusing on acquisitions and strategic development. In such capacity, Mr. Jones will report directly to Mr. Engles and will receive a consulting fee of $10,000 per month.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Compensation decisions concerning the executive officers of the Company for 1997 were made by the Compensation Committee of the Board. Messrs. Pender and Green served as members of the Compensation Committee during the fiscal year ended December 31, 1997.

COMPENSATION COMMITTEE'S AND STOCK OPTION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is responsible for recommending to the full Board salary amounts for the Company's Chief Executive Officer and the other executive officers and making the final determination regarding bonus arrangements to such persons. The Stock Option Committee is responsible for making the final determination regarding awards of stock options and restricted stock to such persons.

     Compensation to executive officers is designed to attract and retain highly capable executives, to motivate the performance of executives in support of the achievement of the Company's strategic financial and operating performance objectives and to reward performance that meets this standard. The Company is engaged in highly competitive businesses and must attract and retain qualified executives in order to be successful. In 1997, executive compensation was comprised of the following elements:

          Base Salary. The base salary for the Chief Executive Officer and the other executive officers of the Company was determined after review of publicly available information concerning the base salaries of executives with similar responsibilities in companies engaged in businesses similar to the Company's, the responsibilities of each executive officer and the subjective evaluation of such officer's contribution to the Company. In connection with this review, the Compensation Committee engaged an independent compensation consulting firm to provide information concerning comparable compensation levels at other publicly held companies and other relevant information.

          Annual Incentive Compensation. Year-end cash bonuses are designed to motivate the Chief Executive Officer and the other executive officers to achieve annual financial and other goals based on the strategic financial and operating performance objectives of the Company. In conjunction with the Compensation Committee's review of the strategic and operating plans of the Company, the Compensation Committee established target performance levels for the executive officers based on the Company's earnings per share. Bonus amounts were paid to the executive officers based on the target performance level reached.

          Stock Option Plan. The Stock Option Plans form the basis of the Company's long-term incentive plan for its executive officers. The Compensation Committee believes that a significant portion of executive compensation should be dependent on value created for the stockholders. Stock options are generally granted annually, at fair market value on the date of the grant. In selecting recipients for option grants and in determining the size of such grants, the Stock Option Committee considers various factors such as the earnings levels of the Company and the contributions of the individual recipient to the Company. During 1997, the Chief Executive Officer and certain other executive officers and key employees of the Company received stock options with vesting provisions tied to the market performance of the Common Stock (the "Price-Based Options"). When the Price-Based Options were granted in May 1997, the market price of the Common Stock was $29.50 per share. Since that date, increases in the market price of the Common Stock have resulted in all of the Price-Based Options vesting in full.

       Benefits. Executive officers also receive benefits typically offered to executives by companies engaged in businesses similar to the Company's core businesses and various benefits generally available to employees of the Company (such as health insurance). The Compensation Committee intends to design the Company's compensation programs so that compensation paid to executive officers will qualify for deductibility under applicable provisions of the Internal Revenue

     Code, including Section 162(m). However, the Company may pay compensation which is not deductible in limited circumstances when prudent management of the Company so requires.

          1997 Compensation of Chief Executive Officer. Mr. Engles' base salary for 1997 was $500,000. Mr. Engles' bonus potential was up to 120% of base salary, with a potential range of 0% to 120% of base salary. Mr. Engles' 1997 cash bonus, which was based on the degree of attainment of financial goals established in 1996 and 1997, reflects the fact that in 1997 the Company's earnings per share increased substantially. In 1997, Mr. Engles received options to purchase 353,000 shares, of which 300,000 were Price-Based Options. In making these option grants, the Stock Option Committee considered the factors described above under "-- Stock Option Plan."

                                                                Stephen L. Green
                                                                    John R. Muse
                                                                P. Eugene Pender

                                           Members of the Compensation Committee
                                                  and the Stock Option Committee

CORPORATE PERFORMANCE GRAPH

     The following graph compares the cumulative total return of the Common Stock during the period commencing April 17, 1996, the date public trading of the Common Stock began following the Company's initial public offering, to December 31, 1997, with the Standard & Poor's 500 Stock Index (the "S&P 500 Index") and a peer group index (the "Peer Group Index") of United States companies within Standard Industrial Codes 2020 to 2029 (dairy products). The S&P 500 Index includes 500 United States companies in the industrial, transportation, utilities and financial sectors and is weighted by market capitalization. The graph depicts the results of investing $100 in the Common Stock, the S&P 500 Index and the Peer Group Index at closing prices on April 17, 1996, and assumes that all dividends were reinvested.



                           [Chart in printed version]

                          April 17, 1996   December 31, 1996  December 31, 1997
                          --------------   -----------------  -----------------

Suiza Foods Corporation        100.00            132.79             390.57
S&P 500 Index                  100.00            117.48             156.82
Peer Group Index               100.00            112.44             195.21



     The stock price performance depicted in the Corporate Performance Graph is not necessarily indicative of future price performance. The Corporate Performance Graph will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act or the Exchange Act.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     Velda Farms purchases a portion of its requirements for frozen concentrated orange juice from an entity in which Messrs. Engles and Kaminski collectively own a minority limited partner interest. Velda Farms has no written agreement with this supplier, and all purchases are based on purchase orders. Management of Velda Farms monitors the market price for frozen concentrated orange juice by maintaining contact with a number of potential suppliers and purchases the product from the supplier offering the lowest price, inclusive of delivery and other service charges. Management believes that the terms of the purchase orders are at least as favorable to the Company as could be obtained in an arm's-length transaction with an unaffiliated third party. Purchases by Velda Farms from this supplier totaled $1.4 million for the fiscal year ended December 31, 1997.

     An affiliate of Mr. Piccinini purchases fresh milk from Model Dairy.
Sales of fresh milk by Model Dairy to this entity totaled approximately $12.0 million for the fiscal year ended December 31, 1997. This entity is Model Dairy's largest customer. In addition, Model Dairy purchases certain supplies and products used in its business, primarily plastic bottles and cottage cheese, from this entity. Purchases of these items by Model Dairy from this entity totaled approximately $1.5 million for the fiscal year ended December 31, 1997.

     In August 1996, the Company entered into a financial advisory agreement with an affiliate of Mr. Nevares, pursuant to which the affiliate provides investment banking and consulting services concerning certain tax credits generated by the Company's Puerto Rico dairy operations. During 1997, the Company paid this entity a total of $499,000 under this agreement in connection with the sale by the Company of a portion of the Puerto Rico tax credits. The agreement expired in April 1997.

     In July 1997, the Company entered into a consulting agreement with Mr. Beshears, pursuant to which Mr. Beshears serves as a consultant to the Company for dairy acquisitions. Pursuant to this agreement, Mr. Beshears receives an annual consulting fee of $250,000 ($125,000 for fiscal year 1997). In addition, Mr. Beshears is entitled to a transaction fee equal to 1% of the purchase price of any acquisition that Mr. Beshears introduces to the Company that is ultimately consummated. In connection with the Company's acquisitions of Dairy Fresh, L.P. and Country Fresh, Inc. during 1997, Mr. Beshears received an aggregate of $1,335,681 in transaction fees. In connection with the Company's acquisition of Land-O-Sun Dairies, L.L.C. in February 1998, Mr. Beshears received a transaction fee of $2,600,000. The consulting agreement expires December 31, 1998.

     During 1997, the Company's Velda Farms, Swiss Dairy, Suiza-Puerto Rico and Reddy Ice subsidiaries sold an aggregate of approximately $13.2 million of dairy products and packaged ice to Wal-Mart Stores, Inc. and SAM's Club, the wholesale division of Wal-Mart Stores, Inc. Joseph S. Hardin, Jr., a nominee for election to the Board, was an Executive Vice President of Wal-Mart Stores, Inc. and the President and Chief Executive Officer of SAM's Club until April 1997.

                             STOCKHOLDER PROPOSALS

     A proper proposal submitted by a stockholder in accordance with applicable rules and regulations for presentation at the Company's 1998 annual meeting that is received at the Company's principal executive office, 3811 Turtle Creek Blvd., Suite 1300, Dallas, Texas 75219, Attention: Tracy L. Noll, by December 5, 1998, will be included in the Company's proxy statement and form of proxy for that meeting.

     Stockholders wanting to present proposals for action at the next annual meeting must give written notice by certified mail, in accordance with Article II, Section 3 of the Company's Bylaws, to the Secretary of the Company at the address set forth on the cover page of this Proxy Statement no later than March 1 of any calendar year; provided however, that in the event less than 35 days' notice of an annual meeting of stockholders is given, such notice by a stockholder must be made and delivered to the Secretary of the Company not later than the close of business on the seventh day following the day on which the notice of annual meeting is mailed. Stockholder proposals may be presented to the annual meeting in person by the stockholder submitting such proposal or a representative who is qualified under Delaware law to present the proposal on the stockholder's behalf. The chairman presiding at any meeting of the stockholders may, in his sole discretion, refuse to allow a stockholder or the stockholder's representative to present any proposal which the Company would not be required to include in a proxy statement pursuant to any rule promulgated by the Securities and Exchange Commission.

                        PERSONS MAKING THE SOLICITATION

     The enclosed proxy is solicited on behalf of the Board of Directors of the Company. The cost of soliciting proxies in the accompanying form will be paid by the Company. Officers of the Company may solicit proxies by mail, telephone or telegraph. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of the Common Stock.

                                 OTHER MATTERS

     The Board is not aware of any matter to be presented for action at the meeting other than the matters set forth herein. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of the Company.

                              FINANCIAL STATEMENTS

     A copy of the 1997 Annual Report of the Company containing audited financial statements accompanies this Proxy Statement. The consolidated balance sheets of Suiza Food Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997 contained on pages 30 through 55 of the 1997 Annual Report to Stockholders of Suiza Food Corporation and the Selected Financial Data and Management's Discussion and Analysis of Financial Condition and Results of Operations contained on pages 21 through 29 of such Annual Report are incorporated by this reference in this Proxy Statement. The remainder of the Annual Report does not constitute a part of the proxy solicitation material.

     THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON AND BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K. REQUESTS SHOULD BE DIRECTED TO TRACY L. NOLL, SUIZA FOODS CORPORATION, 3811 TURTLE CREEK BLVD., SUITE 1300, DALLAS, TEXAS 75219.


                                     By Order of the Board of Directors,


                                     GREGG L. ENGLES
                                     Chairman of the Board and
                                     Chief Executive Officer

April 15, 1998

                            SUIZA FOODS CORPORATION

                BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING

             OF STOCKHOLDERS AT 10:30 A.M. THURSDAY, MAY 14, 1998

  DALLAS MUSEUM OF ART, HORCHOW AUDITORIUM, 1717 NORTH HARWOOD, DALLAS, TEXAS

  The undersigned stockholder of Suiza Foods Corporation (the "Company") hereby appoints Gregg L. Engles and Tracy L. Noll or either of them, as proxies, each with full powers of substitution, to vote the shares of the undersigned at the above-stated Annual Meeting and at any adjournment(s) thereof:

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEMS (1), (2), (3) AND (4) THIS PROXY WILL BE VOTED "FOR" SUCH ITEM. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM (5). THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

               (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

     -                                                                 -

                            SUIZA FOODS CORPORATION
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

[                                                                           ]

1. Election of Class III Directors
NOMINEES: Alan J. Bernon, Gregg L. Engles, P. Eugene Pender and Robert
Piccinini
INSTRUCTION: TO WITHHOLD AUTHORITY to vote for any individual nominee, mark the oval "For All Except" and write that nominee's name in the space provided.

                                                             For All
                                  For        Withhold        Except
                                  [_]          [_]            [_]


                         ------------------------------
                               Nominee Exception

2. Approval of an Amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 100,000,000 shares to 500,000,000 shares.

                                  For        Against         Abstain
                                  [_]          [_]            [_]

3. Approval of an Amendment to Suiza Foods Corporation 1997 Stock Option and Restricted Stock Plan to increase the number of shares of Common Stock authorized for issuance from 3,000,000 to 4,000,000.

                                  For        Against         Abstain
                                  [_]          [_]            [_]


4. Ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year 1998.

                                  For        Against         Abstain
                                  [_]          [_]            [_]

5. In their discretion, the proxies are authorized to vote upon such other business or matters as may properly come before the meeting or any adjournment thereof.

                                  For        Against         Abstain
                                  [_]          [_]            [_]

 Receipt herewith of the Company's Annual Report and Notice of Meeting and
 Proxy Statement, dated March 31, 1998, is hereby acknowledged.
________________________________________________________________________________

________________________________________________________________________________
Signature(s) of Stockholder(s)
Dated:__________________________________________________________________  , 1998
(Joint owners must EACH sign. Please sign EXACTLY as your name(s) appear(s) on this card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title.)
PLEASE SIGN, DATE AND MAIL TODAY.

     -                                                                 -